Exhibit 99.6

                      Press Release dated January 3, 2006

                          JACOBS FINANCIAL GROUP, INC.


Contact:   John M. Jacobs
           Jacobs Financial Group, Inc.
           (304) 343-8171


             ACQUISITION OF WEST VIRGINIA FIRE AND CASUALTY COMPANY
                       ANNOUNCED BY JACOBS FINANCIAL GROUP

Charleston, West Virginia (January 3, 2006) -- Jacobs Financial Group, Inc. (OTCBB: JFGI) announced today that on December 30, 2005, it acquired all of the issued and outstanding stock of West Virginia Fire and Casualty Company (WVFCC) from The Celina Mutual Insurance Company (Celina) of Celina, Ohio. The transaction had received final regulatory approval from the West Virginia Department of Insurance on December 23, 2005. WVFCC is a licensed property and casualty insurance company in West Virginia, Ohio and Indiana. In accordance with the application of Jacobs Financial Group (JFG) approved by the insurance regulatory authorities, WVFCC will pursue a business plan of operating as a surety to businesses requiring financial assurance as a condition of their operations, such as those involved in the coal and oil and gas industries. Initially, operations will be in West Virginia, with expansion into other states as necessary regulatory approvals are obtained.

Under the terms of purchase, at closing WVFCC held only licenses, securities and cash. Celina had withdrawn all outstanding insurance policies and assumed all liabilities arising thereunder. The final purchase price was $2,900,000, subject to post closing adjustments. Financing of JFG's acquisition of WVFCC was derived from the private placement by JFG of preferred stock and warrants to acquire its common stock. In addition, immediately prior to the acquisition, over $3,600,000 of outstanding debt of JFG elected to convert into such equity securities of JFG.

Following the closing, John M. Jacobs, the president of JFG, said, "This acquisition marks the culmination of literally years of planning to bring an insurance company under the JFG umbrella and also a new beginning for JFG. With the support of governmental agencies in West Virginia, the West Virginia Coal Association and other friends and financial supporters, we are now positioned to implement a business plan that will respond to the surety needs of the coal and other regulated industries, with bonding programs that are both cost effective and protective of the public interest. WVFCC will act as a surety, implementing programs that will rely on sound underwriting and an understanding of the coal and oil and gas industries. Through the use of managed collateral accounts of WVFCC's surety clients, we expect to be able to reduce the cost to our clients of their bonding programs and often to free-up business capital for growth. It will be our goal to provide the bonding capacity that has been missing from the marketplace as the result of the catastrophic events and consolidation in the insurance industry that have occurred in recent years."

JFG, the successor to NELX, Inc. by reincorporation merger, is a West Virginia based holding company engaged in each of the investment advisory business through its wholly owned subsidiary Jacobs & Company, the insurance strategies and agency business through its wholly owned subsidiary FS Investments, Inc. and its subsidiary Triangle Surety Agency and now the surety business through its wholly owned subsidiary West Virginia Fire and Casualty Company.


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